Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our reports dated September 18, 2013, relating to the Statement of financial position as of July 26, 2013 (inception) of Stalwart Tankers Inc, and relating to the combined financial statements of the Predecessor Businesses of Stalwart Tankers Inc. as of December 31, 2011 and 2012, and for the years ended December 31, 2011 and 2012, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

February 14, 2014